Exhibit 10.23

[LOGO]

February 28, 2003

Andrew Garard

Reuters Limited

85 Fleet Street

London    EC4P 4AJ

Re:    TIBCO BusinessFactor

Dear Andrew:

To confirm our discussion this morning, TIBCO Software Inc. (“TIBCO”) hereby grants Reuters Limited (“Reuters”) the right and license to distribute the object code version of TIBCO BusinessFactor solely within the financial services industry on an unlimited, royalty-free basis for a period of eighteen (18) months from the date of this letter. This right and license shall be governed by and construed in accordance with the terms and conditions of that certain First Amended and Restated License, Maintenance and Distribution Agreement, effective May 28, 1999, by and between TIBCO and Reuters (the “Agreement”).

In consideration for TIBCO granting this license, Reuters hereby agrees to pay to TIBCO the sum of US$2,000,000 due and payable net 30 days from the date of this letter. This sum includes bronze level maintenance for the term of the Agreement.

All other terms and conditions of the Agreement are unmodified and remain in full force and effect.

Please indicate your acceptance to the above terms by signing in the space provided below.

Sincerely yours

TIBCO Software Inc.

[STAMP]

/s/ GINGER KELLY

Ginger Kelly Vice President, Corporate Controller

Agreed and Accepted

Reuters Limited

/s/ ANDREW GARARD

Name: Andrew Garard Title: Deputy General Counsel Date: 28/2/03

TIBCO Software Inc. ■ 3303 Hillview Avenue, Palo Alto, CA 94304 ■ TEL: +1-650-846-1000 ■ FAX +1-650-846-1005 ■ www.tibco.com